April 06, 2010 11:15 AM Eastern Daylight Time


Nextant Aerospace Selects InspecTech I-Shade(tm) for 400NEXT Program

RICHMOND HEIGHTS, Ohio--(BUSINESS WIRE)--Nextant Aerospace has selected the I-Shade Cabin Light Management System (CLMS(tm)) from InspecTech Aero Service to electronically control the amount of light entering the cabin of its 400NEXT remanufactured Beechjet 400A. The I-Shade smart windows are integrated into the Rockwell Collins' Venue(tm) cabin management system (CMS) on the 400NEXT to create a seamless cabin environment management system.

Traditional window shades control sunlight intensity and glare at the expense of outside view. The 400NEXT I-Shades manage light, glare, and heat by electronically adjusting the amount of light energy that enters the cabin through a solid state filter imbedded in each window inner pane. Efficient cabin daylight management enhances customer experience in the 400NEXT whether working, resting, or watching a High Definition Movie.

The windows can also be turned opaque upon selection from the Venue Seat Switch module or from the cockpit when total privacy is desired.

James Miller, President of Nextant Aerospace, noted: "This remarkable cabin light management system fits perfectly with our mission to modernize the cabin of the 400NEXT and to offer leading edge cabin amenities. In February, we conducted the first flight of a fully equipped Phase 1 400NEXT aircraft and the I-Shades' benefits were compelling. I compliment the fine collaborative work of InspecTech and Rockwell Collins in integrating I-Shades with the Venue CMS. We look forward to having others experience the comfort and utility of I-Shade dimmable windows."

I-Shades utilize two advanced light-control films enclosed between thin plastic layers. SPD-Smart film provides for a range of tints (>99.5% light blockage to fully clear) where light transmission can be rapidly varied to any degree desired. APD film provides for on-demand privacy at any light transmission level. I-Shades are the only window shades that control light while preserving views, and also provide 100% privacy even when light is allowed to pass through the window for natural day lighting.
400NEXT I-Shades provide an unequalled combination of additional features including:

+ Heat control when on the ground - I-Shades automatically block heat when unpowered,

+ 99.9% protection from damaging ultraviolet (UV) light,

+ Use of lightweight, impact-resistant polycarbonate,

+ Reliability - no moving parts - and durability,

+ Cabin noise reduction due to multi-layer film fabrication.

About Nextant Aerospace

Nextant Aerospace was formed for the primary purpose of developing an aircraft modernization program. In 2007, Nextant launched their first aircraft retrofit program the 400NEXT. The 400NEXT includes three major upgrades to the Beechjet 400A/XP. These include upgrading the flight deck with a Rockwell Collins Pro Line 21(tm) avionics suite, replacing the P&W JT15D engines with Williams FJ44-3AP engines, and aerodynamic enhancements including nacelles, pylons and an improved engine mounting configuration. Nextant's Service Center Network consists of two maintenance and overhaul facilities at Cleveland Hopkins International Airport (CLE) and Birmingham International Airport (BHM) and a design and manufacturing facility located at Cuyahoga County Airport (CGF). For more information, please visit www.nextantaerospace.com.

About InspecTech Aero Service Inc.

InspecTech Aero Service (IAS) is the leading aerospace innovator in design, engineering, certification, and integration of electronic switchable films for cabin light management. IAS has been manufacturing "Smart" I-Shade(TM) Electronic Window Shading Systems for the past decade. The company provides light, glare and heat "Smart" solutions for corporate jets, helicopters, transport aircraft, and military aircraft. In the cabin, IAS's light management system can transform a standard interior into an intelligent interior with its I-Shades and "Smart" partitions - providing a more complete solution to the challenges of cabin light and glare levels. In the cockpit, IAS's "Smart" automated sun visors provide continuous light and glare control for pilots, all in real-time.

About Rockwell Collins Inc.

Rockwell Collins (NYSE: COL) is a pioneer in the development and deployment of innovative communication and aviation electronic solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, information management, and simulation and training is delivered by nearly 20,000 employees, and a global service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.

Photos/Multimedia Gallery Available:
http://www.businesswire.com/cgi-bin/mmg.cgi?eid=6238973&lang=en

Contacts

Nextant Aerospace
Aimee Dalton, 216-261-9000
media@nextantaerospace.com
www.nextantaerospace.com